UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10680 Treena Street, Suite 500

San Diego, California 92131

(Address of Principal Executive Offices)

(858) 790-5008

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 5, 2015, Mad Catz Interactive, Inc. (the “Company”) entered into an At the Market Offering Agreement (the “Agreement”) with Ascendiant Capital Markets, LLC, as sales agent (“Ascendiant”), pursuant to which the Company may offer and sell, from time to time through Ascendiant, shares of its common stock (the “Shares”), having an aggregate offering price of up to $25,000,000. Any Shares offered and sold in the offering will be issued pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-198930) and the related prospectus previously declared effective by the Securities and Exchange Commission (the “SEC”) on November 5, 2014, as supplemented by a prospectus supplement, dated November 5, 2015, which the Company filed with the SEC pursuant to Rule 424(b)(5) under the Securities Act.

Under the Agreement, Ascendiant may sell Shares by any method permitted by law and deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on the NYSE MKT or on any other existing trading market for the Shares, or sales to or through a market maker. Ascendiant may also sell Shares in privately negotiated transactions with the Company’s prior written approval. However, no shares will be sold into Canada or to residents of Canada or through the facilities of the Toronto Stock Exchange. No advertisement or solicitation in furtherance of the sale of Shares will be undertaken in Canada by the Company or Ascendiant.

The offering of Shares pursuant to the Agreement will terminate upon the earlier of (a) the sale of all of the Shares subject to the Agreement or (b) the termination of the Agreement by Ascendiant or the Company, as permitted therein.

The Company will pay Ascendiant a commission rate of 3.0% of the aggregate gross sales prices of the Shares unless Ascendiant acts as principal, subject to compliance with Regulation M, and has agreed to provide Ascendiant with customary indemnification and contribution rights. The Company will also reimburse Ascendiant for certain specified expenses in connection with entering into the Agreement.

The Company intends to use the net proceeds raised through any “at-the-market” sales to enhance liquidity, working capital and operational flexibility and for general corporate purposes, including pursuing long-term growth opportunities in the console, PC gaming, and mobile gaming markets.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The opinion of the Company’s counsel regarding the validity of the Shares that will be issued pursuant to the Agreement is also filed herewith as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any offer, solicitation, or sale of the Shares in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

Item 1.01.	Entry into a Material Definitive Agreement

On October 30, 2015, the Company and its subsidiaries Mad Catz Inc. (“MCI”) and 1328158 Ontario Inc. (“MCC”), entered into a Second Amendment (the “Amendment”) to that certain Loan and Security Agreement (the “Loan Agreement”) between the Company, MCI, MCC, the Lenders party thereto and NewStar Business Credit LLC (“NSBC”), dated June 30, 2015. The Amendment, which is effective October 30, 2015, provides for the following:

•	Resets the EBITDA covenants, as defined, for September 2015 – April 2016

•	Extends the Revolving Credit Limit Increase Period from December 31, 2015 through February 29, 2016

•	Extends the 81% advance rate for eligible Rock Band Accounts from December 31, 2015 through February 15, 2016

This Amendment was entered into to provide additional working capital and reset the EBITDA covenants based on revised forecasts. The Amendment contains other conditions, including payment of a twenty-five thousand dollar ($25,000) amendment fee to NSBC, representations and warranties, and provisions that the Company believes are usual and customary for credit arrangements similar to those contemplated by the Amendment.

The foregoing description of the material terms of the Amendment is qualified in its entirety by reference to the full text of such Amendment, a copy of which will be filed with the Company’s next periodic report.

Item 2.02.	Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition,” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

On November 5, 2015, the Company issued a press release announcing its financial results for its fiscal second quarter ended September 30, 2015. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Current Report, including the exhibit, shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

5.1	Opinion of McMillan LLP, as counsel to Mad Catz Interactive, Inc.

10.1	At the Market Offering Agreement by and among Mad Catz Interactive, Inc. and Ascendiant Capital Markets, LLC dated November 5, 2015

23.1	Consent of Opinion of McMillan LLP, as counsel to Mad Catz Interactive, Inc. (included in Exhibit 5.1)

99.1	Press Release, dated November 5, 2015, issued by Mad Catz Interactive, Inc., furnished pursuant to Item 2.02 of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2015	MAD CATZ INTERACTIVE, INC.

	By:	/s/ KAREN MCGINNIS
Name: Karen McGinnis
Its: Chief Financial Officer